EMPLOYMENT AGREEMENT

This Agreement (this “Agreement”), dated as of October 24, 2005 (sometimes the “Effective Date”), by and between PYXIS PHARMACEUTICALS, INC., a Delaware corporation with principal executive offices at 787 Seventh Avenue, 48th Floor, New York, NY 10019 (the “Company”), and Kimberley Forbes-McKean, Ph.D., residing at 16 Hounds Tooth Lane, Chester Springs, PA 19425 (the “Employee”).

WITNESSETH:

WHEREAS, the Company desires to employ the Employee as Executive Vice President and Chief Scientific Officer of the Company, and the Employee desires to serve the Company in those capacities, upon the terms and subject to the conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.      Employment.

(a)                 Services.  The Employee will be employed by the Company as its Executive Vice President and Chief Scientific Officer. The Employee will report to the Chief Executive Officer of the Company and shall perform such duties as are consistent with her position as Executive Vice President and Chief Scientific Officer, including without limitation, establishing and implementing strategies with respect to the development and regulatory affairs of the Company’s products (the “Services”). The Employee agrees to perform such duties faithfully, to devote substantially all of her working time, attention and energies to the business of the Company, and while she remains employed, not to engage in any other business activity that is in conflict with her duties and obligations to the Company without the prior written consent of the Chief Executive Officer of the Company.

(b)                 Acceptance.  Employee hereby accepts such employment and agrees to render the Services.

2.      Term. The employment of the Employee by the Company as provided in Section 1 shall be for a period of one (1) year commencing on the date hereof, unless sooner terminated in accordance with the provisions of Section 8 below (the “Term”); provided, however, that the Term shall be extended automatically for additional one-year periods unless one party shall advise the other in writing at least 60 days before the initial expiration of the Term or an anniversary date thereof that this Agreement shall no longer be so extended.     Notwithstanding anything to the contrary contained herein, Sections 5 and 6 shall survive the expiration or termination hereof.

3.      Best Efforts; Place of Performance.

(a)           The Employee shall devote substantially all of her business time, attention and energies to the business and affairs of the Company and shall use her best efforts to advance the best interests of the Company and shall not during the Term be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance by the Employee of her duties hereunder or the Employee’s availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company.

(b)           The duties to be performed by the Employee hereunder shall be performed primarily at the office of the Company in Philadelphia, Pennsylvania, subject to reasonable travel requirements on behalf of the Company, or such other place as the Board of Directors of the Company (the “Board”) may reasonably designate.

4.      Compensation.  As full compensation for the performance by the Employee of her duties under this Agreement, the Company shall pay the Employee as follows:

(a)           Base Salary.  The Company shall pay Employee a salary (the “Base Salary”) equal to Two Hundred Forty-Five Thousand Eight Hundred Dollars ($245,800.00) per year. Payment shall be made in accordance with the Company’s normal payroll practices and subject to annual review and adjustment by the Chief Executive Officer in his discretion.

(b)                 Annual Milestone Bonus.  At the discretion of the Chief Executive Officer, in conjunction with the Board, the Employee shall receive an additional bonus on each anniversary of the Effective Date during the Term (the “Annual Milestone Bonus”) in an amount up to forty percent (40%) of her base salary, based on the attainment by the Employee of certain financial, clinical development and business milestones (the “Milestones”) as established annually by the Chief Executive Officer, in conjunction with the Board, after consultation with the Employee, prior to the start of each anniversary of this Agreement.  The Milestones for the first year of this Agreement shall be established by the Chief Executive Officer, in conjunction with the Board, after consultation with the Employee, subsequent to, but not more than sixty (60) days following, the Effective Date.  The Milestones for each subsequent year shall be established by the Chief Executive Officer, in conjunction with the Board, after consultation with the Employee, at least sixty (60) days prior to each anniversary of this Agreement.  The Annual Milestone Bonus shall be payable either as a lump-sum payment or in installments as determined by the Company in its sole discretion.

(c)           Withholding.  The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to the Employee under this Section 4.

(d)           Restricted Shares.

(i)           As additional compensation for the services to be rendered by the Employee pursuant to this Agreement, the Company shall grant the Employee One Hundred Five Thousand (105,000) shares of Common Stock of the Company (the "Restricted Shares") representing two and one-half percent (2.5%) of the outstanding Common Stock of the Company.  The Restricted Shares shall be held in escrow at Paramount BioCapital Investments, LLC.  So long as the Employee remains an employee of the Company, on each of the first three (3) anniversaries of this Agreement one third (1/3), or Thirty-Five Thousand (35,000) Restricted Shares, shall vest, subject to the terms of this Agreement, and all vested shares will be released from the escrow account to the Employee.  No Restricted Shares shall vest until the first anniversary of this Agreement.  In connection with such grant, the Employee shall enter into the Company’s standard restricted stock agreement and the escrow agreement and stock powers attached hereto as Exhibit A which will incorporate the foregoing provisions regarding the lapsing of the risk of forfeiture with respect to such shares and the relevant provisions contained in Section 9 below.  No Restricted Shares granted hereunder shall vest unless the Employee is a current employee of the Company, unless specifically stated herein.

(ii)           Anti-dilution Protection.  Until such time as the Company has raised gross proceeds equal to Five Million Dollars ($5,000,000) from the issuance and sale of Equity Securities (as defined below), the Company shall issue to the Employee, following such issuance and sale of Equity Securities, a number of additional employee stock options (the “Stock Options”) sufficient to maintain Employee’s ownership percentage (if such options were exercised) at least equal to two percent (2%) of the outstanding Common Stock of the Company on a fully diluted basis.  Once the Company has raised Five Million Dollars ($5,000,000) through the sale of its Equity Securities, Employee shall be diluted pro rata along with all other holders of securities of the Company.  As used herein “Equity Securities” shall mean shares of Common Stock, preferred stock, options, warrants or other rights to purchase Common Stock or securities or evidences of indebtedness convertible into or exchangeable for shares of Common Stock.  The Stock Options shall be governed by the Company’s Employee Stock Option Plan and shall vest, if at all, in equal proportions over the Term on each anniversary of this Agreement at the time of grant remaining in the Term, subject in each case to the provisions of Section 10 below.  The Stock Options shall be exercisable for 10 years and shall have an exercise price equal to the fair market value of the Common Stock upon the date of each applicable grant as determined by the Board in good faith.  In connection with such grant, the Employee shall enter into the Company’s standard stock option agreement which will incorporate the foregoing vesting schedule and the Stock Option related provisions contained in Section 10 below.

(iii)           Notwithstanding the foregoing, Section 5(d)(ii) shall not apply to, and the Employee shall not be entitled to anti-dilution protection with respect to, the issuance of Excluded Equity Securities (as defined below) and Excluded Equity Securities shall not be included in calculating the fully diluted issued and outstanding shares of Common Stock of the Company for any purpose under this Agreement.  “Excluded Equity Securities” shall mean Equity Securities that are issued by the Company pursuant to any transactions approved by the Board primarily for the purpose of: (1) incentivizing employees, directors or consultants to the Company; (2) joint ventures, strategic alliances or research and development activities, (3) purchasing or licensing of one or more technologies, or (4) any other transactions involving current or potential partners that are primarily for purposes other than raising capital.  As long as the anti-dilution protection contained in Section 5(d)(ii) remains in effect, the Employee shall be diluted on a pro rata basis with all other holders of Common Stock by the issuance by the Company of Excluded Equity Securities.  Upon termination of such anti-dilution protection provided for in Section 5(d)(ii), the Employee shall be diluted pari passu with all other holders of Common Stock by the issuance of any Equity Securities.

(e)           Expenses.  The Company shall reimburse the Employee for all normal, usual and necessary expenses incurred by the Employee in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of the Employee’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.

(f)           Other Benefits.  The Employee shall be entitled to all rights and benefits for which she shall be eligible under any benefit or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans and other so-called "fringe" benefits) as the Company shall make available to its senior executives from time to time.

(g)           Vacation.  The Employee shall, during the Term, be entitled to a vacation of four (4) nonconsecutive weeks per annum, in addition to holidays observed by the Company.  The Employee shall not be entitled to carry any vacation forward to the next year of employment and shall not receive any compensation for unused vacation days.

5.      Confidential Information and Inventions.

(a)           The Employee recognizes and acknowledges that in the course of her duties she is likely to receive confidential or proprietary information owned by the Company, its affiliates or third parties with whom the Company or any such affiliates has an obligation of confidentiality.  Accordingly, during and after the Term, the Employee agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of her duties under this Agreement, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of, the Company or any of its affiliates.  “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company.  The Employee expressly acknowledges the trade secret status of the Confidential and Proprietary Information and that the Confidential and Proprietary Information constitutes a protectable business interest of the Company.  The Employee agrees: (i) not to use any such Confidential and Proprietary Information for herself or others; and (ii) not to take any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during her employment by the Company, except as required in the execution of the Employee’s duties to the Company.  The Employee agrees to return immediately all Company material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in her possession to the Company upon request and in any event immediately upon termination of employment.

(b)           Except with prior written authorization by the Company, the Employee agrees not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, scientific, technical or business information of any other party to whom the Company or any of its affiliates owes an obligation of confidence, at any time during or after her employment with the Company.

(c)           Notwithstanding the foregoing, Confidential and Proprietary Information shall not include any information or material which the Employee can establish through competent proof: (i) is or becomes generally available to the public other than as a result of disclosure thereof by the Employee; (ii) is lawfully received by the Employee on a non-confidential basis from a third party that is not itself under an obligation of confidentiality or non-disclosure to the Company with respect to such information;(iii) is independently developed by Employee; (d) was in the Employee's possession at the time of disclosure by the Company and was not acquired, directly or indirectly from the Company; or (e) is required to be publicly disclosed by law or by regulation; provided, however, that in such event Employee shall provide the Company with prompt advance notice of such disclosure so that the Company has the opportunity if it so desires to seek a protective order or other similar protection. If, in the absence of a protective or other similar order, the Employee is legally compelled to disclose Confidential and Proprietary Information, such Confidential and Proprietary Information (and only such Confidential and Proprietary Information) may be disclosed in such proceeding without liability hereunder; provided, however, that the Employee shall give the Company written notice of the Confidential and Proprietary Information to be disclosed as far in advance of its disclosure as is practical and, upon the Company’s request and expense, the Employee shall use all reasonable efforts to obtain assurances that confidential treatment will be accorded to such Confidential and Proprietary Information in such proceeding.

(d)           The Employee agrees that all inventions, discoveries, improvements and patentable or copyrightable works (“Inventions”) initiated, conceived or made by her, either alone or in conjunction with others, during the Term shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101).  The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith.  The Employee hereby assigns to the Company all right, title and interest she may have or acquire in all such Inventions; provided, however, that the Board of Directors of the Company may in its sole discretion agree to waive the Company’s rights pursuant to this Section 6(c) with respect to any Invention that is not directly or indirectly related to the Company’s business.  The Employee further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end the Employee will execute all documents necessary:

(i)         to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii)         to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(e)           The Employee acknowledges that while performing the Services under this Agreement the Employee may locate, identify and/or evaluate patented or patentable inventions having commercial potential in the fields of pharmacy, pharmaceutical, biotechnology, healthcare, technology and other fields which may be of potential interest to the Company or one of its affiliates (the “Third Party Inventions”).  The Employee understands, acknowledges and agrees that all rights to, interests in or opportunities regarding, all Third-Party Inventions identified by the Company, any of its affiliates or either of the foregoing persons’ officers, directors, employees (including the Employee), agents or consultants during the Term shall be and remain the sole and exclusive property of the Company or such affiliate and the Employee shall have no rights whatsoever to such Third-Party Inventions and will not pursue for herself or for others any transaction relating to the Third-Party Inventions which is not on behalf of the Company.

(f)           Employee agrees that she will promptly disclose to the Company, or any persons designated by the Company, all improvements, Inventions made or conceived or reduced to practice or learned by her, either alone or jointly with others, during the Term.

(g)           The provisions of this Section 5 shall survive any termination of this Agreement.

6.      Non-Competition, Non-Solicitation and Non-Disparagement.

(a)           The Employee understands and recognizes that her services to the Company are special and unique and that in the course of performing such services the Employee will have access to and knowledge of Confidential and Proprietary Information (as defined in Section 6) and the Employee agrees that, during the Term and for a period of four (4) months thereafter, she shall not in any manner on behalf of herself or any person, firm, partnership, joint venture, corporation or other business entity (“Person”), enter into or engage in any business which is engaged in any business directly competitive with the business of the Company, either as an individual for her own account, or as a partner, joint venturer, owner, executive, employee, independent contractor, principal, agent, consultant, salesperson, officer, director or shareholder of a Person in a business competitive with the Company within the geographic area of the Company’s business, which is deemed by the parties hereto to be worldwide.  The Employee acknowledges that, due to the unique nature of the Company’s business, the loss of any of its clients or business flow or the improper use of its Confidential and Proprietary Information could create significant instability and cause substantial damage to the Company and its affiliates and therefore the Company has a strong legitimate business interest in protecting the continuity of its business interests and the restriction herein agreed to by the Employee narrowly and fairly serves such an important and critical business interest of the Company.  For purposes of this Agreement, the “Business” of the Company and its affiliates shall mean the development of novel prescription dermatological drugs for specific disease treatment segment(s) within the field of dermatology, or other areas of medicine, in which the Company actively engages.  Notwithstanding the foregoing, nothing contained in this Section 6(a) shall be deemed to prohibit the Employee from (i) acquiring or holding, solely for investment, publicly traded securities of any corporation, some or all of the activities of which are competitive with the business of the Company so long as such securities do not, in the aggregate, constitute more than four percent (4%) of any class or series of outstanding securities of such corporation.

(b)           During the Term and for a period of four (4) months thereafter, the Employee shall not, without the prior written consent of the Company:

(i)         solicit or induce, directly or indirectly, any employee of the Company or any of its affiliates to leave the employ of the Company or any such affiliate; or hire for any purpose any employee of the Company or any affiliate or any employee who has left the employment of the Company or any affiliate within one year of the termination of such employee’s employment with the Company or any such affiliate or at any time in violation of such employee’s non-competition agreement with the Company or any such affiliate; or

(ii)         solicit or accept employment or be retained by any Person who, at any time during the term of this Agreement, was an agent, client or customer of the Company or any of its affiliates where her position will be directly related to the business of the Company or any such affiliate; or

(iii)                 solicit or accept the business of any agent, client or customer of the Company or any of its affiliates with respect to products, services or investments directly competing with those provided or supplied by the Company or any of its affiliates.

(c)           The Company and the Employee each agree that both during the Term and at all times thereafter, neither party shall directly or indirectly disparage, whether or not true, the name or reputation of the other party or any of its affiliates, including but not limited to, any officer, director, employee or shareholder of the Company or any of its affiliates.

(d)           In the event that the Employee breaches any provisions of Section 5 or this Section 6 or there is a threatened breach, then, in addition to any other rights which the Company may have, the Company shall (i) be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained in such Sections and (ii) have the right to require the Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments and other benefits (collectively “Benefits”) derived or received by the Employee as a result of any transaction constituting a breach of any of the provisions of Sections 5 or 6 and the Employee hereby agrees to account for and pay over such Benefits to the Company.  The Employee agrees that in an action pursuant to clause 6(d)(i), that if the Company makes a prima facie showing that the Employee has violated or apparently intends to violate any of the provisions of this Section 6, the Company need not prove either damage or irreparable injury in order to obtain injunctive relief.  The Company and the Employee agree that any such action for injunctive or equitable relief shall be heard in a state or federal court situated in the Commonwealth of Pennsylvania, Philadelphia County and each of the parties hereto agrees to accept service of process by registered or certified mail and to otherwise consent to the jurisdiction of such courts.

(e)           Each of the rights and remedies enumerated in Section 6(d) shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity.  If any of the covenants contained in this Section 6, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions.  If any of the covenants contained in this Section 6 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable.  No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in this Section 6 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

(f)           In the event that an actual proceeding is brought in equity to enforce the provisions of Section 5 or this Section 6, the Employee shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies which may be available.  The Employee agrees that she shall not raise in any proceeding brought to enforce the provisions of Section 5 or this Section 6 that the covenants contained in such Sections limit her ability to earn a living.

(g)           The provisions of this Section 6 shall survive any termination of this Agreement.

7.      Representations and Warranties by the Employee.

The Employee hereby represents and warrants to the Company as follows:

(i)         Neither the execution or delivery of this Agreement nor the performance by the Employee of her duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Employee is a party or by which she is bound.

(ii)         The Employee has the full right, power and legal capacity to enter and deliver this Agreement and to perform her duties and other obligations hereunder.  This Agreement constitutes the legal, valid and binding obligation of the Employee enforceable against her in accordance with its terms.  No approvals or consents of any persons or entities are required for the Employee to execute and deliver this Agreement or perform her duties and other obligations hereunder.

8.         Termination.  The Employee’s employment hereunder shall be terminated upon the Employee’s death and may be terminated as follows:

(a)           The Employee’s employment hereunder may be terminated by the Chief Executive Officer of the Company for Cause.  Any of the following actions by the Employee shall constitute “Cause”:

(i)           The willful failure, disregard or refusal by the Employee to perform her duties hereunder;

(ii)           Any willful, intentional or grossly negligent act by the Employee having the effect of injuring, in a material way (whether financial or otherwise and as determined in good-faith by the Chief Executive Officer of the Company), the business or reputation of the Company or any of its affiliates, including but not limited to, any officer, director, executive or shareholder of the Company or any of its affiliates;

(iii)           Willful misconduct by the Employee in respect of the duties or obligations of the Employee under this Agreement, including, without limitation, insubordination with respect to directions received by the Employee from the Chief Executive Officer of the Company;

(iv)           The Employee’s indictment of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea);

(v)           The determination by the Company, after a reasonable and good-faith investigation by the Company following a written allegation by another employee of the Company, that the Employee engaged in some form of harassment prohibited by law (including, without limitation, age, sex or race discrimination), unless the Employee’s actions were specifically directed by the Chief Executive Officer of the Company;

(vi)           Any misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony);

(vii)          Breach by the Employee of any of the provisions of Sections 5,6 or 7 of this Agreement; and

(viii)         Breach by the Employee of any provision of this Agreement other than those contained in Sections 5, 6, or 7 which is not cured by the Employee within thirty (30) days after notice thereof is given to the Employee by the Company.

(b)           The Employee’s employment hereunder may be terminated by the Chief Executive Officer of the Company due to the Employee’s Disability.  For purposes of this Agreement, a termination for “Disability” shall occur (i) when the Chief Executive Officer of the Company has provided a written termination notice to the Employee supported by a written statement from a reputable independent physician to the effect that the Employee shall have become so physically or mentally incapacitated as to be unable to resume, within the ensuing twelve (12) months, her employment hereunder by reason of physical or mental illness or injury, or (ii) upon rendering of a written termination notice by the Chief Executive Officer of the Company after the Employee has been unable to substantially perform her duties hereunder for 90 or more consecutive days, or more than 120 days in any consecutive twelve month period, by reason of any physical or mental illness or injury.  For purposes of this Section 8(b), the Employee agrees to make herself available and to cooperate in any reasonable examination by a reputable independent physician retained by the Company.

(c)           The Employee’s employment hereunder may be terminated by the Chief Executive Officer of the Company (or its successor) upon the occurrence of a Change of Control.  For purposes of this Agreement, “Change of Control” means (i) the acquisition, directly or indirectly, following the date hereof by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Company representing in excess of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities if such person or his or its affiliate(s) do not own in excess of 50% of such voting power on the date of this Agreement, or (ii) the future disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in one transaction or series of related transactions (other than a merger effected exclusively for the purpose of changing the domicile of the Company).

(d)           The Employee’s employment hereunder may be terminated by the Employee for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean any of the following: (i) the assignment to the Employee of duties inconsistent with the Employee’s position, duties, responsibilities, titles or offices as described herein; (ii) any material reduction by the Corporation of the Employee’s authority, duties, or responsibilities; (iii) any relocation of the Company to a location outside a thirty (30) mile radius of Philadelphia, Pennsylvania; or (iv) any reduction by the Corporation of the Employee’s compensation or benefits payable hereunder (it being understood that a reduction of benefits applicable to all employees of the Corporation, including the Employee, shall not be deemed a reduction of the Employee’s compensation package for purposes of this definition).

(e)           The Employee’s employment may be terminated by the Company for any reason or no reason.

9.      Compensation upon Termination.

(a)           If the Employee’s employment is terminated as a result of her death or Disability, the Company shall pay to the Employee or to the Employee’s estate, as applicable, her Base Salary and any accrued but unpaid Bonus and expense reimbursement amounts through the date of her Death or Disability.  All Restricted Shares and Stock Options that are scheduled to vest on the next succeeding anniversary of the Effective Date shall be accelerated and deemed to have vested as of the termination date.  All Restricted Shares and Stock Options that have not vested (or been deemed pursuant to the immediately preceding sentence to have vested) as of the date of termination shall be forfeited to the Company as of such date.  Stock Options that have vested as of the Employee’s termination shall remain exercisable for ninety (90) days following such termination.

(b)           If the Employee’s employment is terminated by the Chief Executive Officer of the Company for Cause, then the Company shall pay to the Employee her Base Salary through the date of her termination and the Employee shall have no further entitlement to any other compensation or benefits from the Company.  All Restricted Shares and Stock Options that have not vested as of the date of termination shall be forfeited to the Company as of such date.  Stock Options that have vested as of the Employee’s termination shall remain exercisable for ninety (90) days following such termination.

(c)           If the Employee’s employment is terminated by the Company (or its successor) upon the occurrence of a Change of Control and on the date of termination pursuant to Section 8(c) the fair market value of the Company’s Common Stock, in the aggregate, as determined in good faith by the Board of Directors on the date of such Change of Control, is less than $40,000,000, then the Company (or its successor, as applicable) shall continue to pay to the Employee her Base Salary and benefits for a period of three (3) months following such termination as well as any expense reimbursement amounts owed through the date of termination. All Restricted Shares and Stock Options that are scheduled to vest by the end of the calendar year in which such termination occurs shall be accelerated and deemed to have vested as of the termination date.  All Restricted Shares and Stock Options that have not vested (or been deemed pursuant to the immediately preceding sentence to have vested) as of the date of termination shall be forfeited to the Company as of such date.  Stock Options that have vested as of the Employee’s termination shall remain exercisable for ninety (90) days following such termination.

(d)           If the Employee’s employment is terminated by the Company other than as a result of the Employee’s death or Disability and other than for reasons specified in Sections 9(b) or (c), then the Company shall (i) continue to pay to the Employee her Base Salary and benefits for a period of four (4) months following such termination, (ii) pay the Employee any expense reimbursement amounts owed through the date of termination, and (iii) all Restricted Shares and Stock Options that are scheduled to vest during the Term shall be accelerated and deemed to have vested as of the termination date.  Stock Options that have vested as of the Employee’s termination shall remain exercisable for ninety (90) days following such termination. The Company’s obligation under clauses (i) and (ii) of this Section 9(d) shall be subject to offset by any amounts otherwise received by the Employee from any employment during the four (4) month period following the termination of her employment.

(e)           This Section 9 sets forth the only obligations of the Company with respect to the termination of the Employee’s employment with the Company, and the Employee acknowledges that, upon the termination of her employment, she shall not be entitled to any payments or benefits which are not expressly provided in Section 9.

(f)           The provisions of this Section 9 shall survive any termination of this Agreement.

10.            Miscellaneous.

(a)           This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania, without giving effect to its principles of conflicts of laws

(b)           In the event of any dispute arising out of, or relating to, this Agreement or the breach thereof (other than Sections 5 or 6 hereof), or regarding the interpretation thereof, the parties agree to submit any differences to nonbinding mediation prior to pursuing resolution through the courts.  The parties hereby submit to the exclusive jurisdiction of the Courts of the Commonwealth of Pennsylvania, Philadelphia County, or the United States District Court for the Eastern District of Pennsylvania, and agree that service of process in such court proceedings shall be satisfactorily made upon each other if sent by registered mail addressed to the recipient at the address referred to in Section 10(g) below.

(c)           This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and permitted assigns.

(d)           This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the Company, including any successors or permitted assigns in connection with any sale, transfer or other disposition of all or substantially all of its business or assets.

(e)           This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(f)           The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect.  No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(g)           All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five days after the date of deposit in the United States mails.  Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this Section 10(g).

(h)           This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.  No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(i)           The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(j)           This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

(k)           As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires.  Additionally, unless the context requires otherwise, "or" is not exclusive.

Remainder of Page Intentionally Left Blank – Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PYXIS PHARMACEUTICALS, INC.

By:
Name:	Robert Bitterman
Title:	President and Chief Executive Officer
Date:

EMPLOYEE

By:
Name:	Kimberley Forbes-McKean, Ph.D.
Date: